AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 22nd day of February, 2017, to the Fund Accounting Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Soundwatch Enhanced Income Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit L is hereby superseded and replaced with Amended Exhibit L attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Michael L. Ceccato
Name: Christopher E. Kashmerick	Name: Michael L. Ceccato
Title: President	Title: Senior Vice President

Soundwatch

Amended Exhibit L to the Trust for Advised Portfolios Fund Accounting Servicing
Agreement

Name of Series
Soundwatch Core Hedged Equity Fund
Soundwatch Enhanced Income Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2016

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first ___million
___basis points on the next ___ million
___ basis points on the balance
Minimum annual fee:  ___ per fund

▪          Additional fee of ___ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪          Additional fee of___ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	___ - Domestic Equities, Options, ADRs, Foreign Equities
▪	___ - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	___- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	___ - Bank Loans
▪	___ Swaptions
▪	___ Credit Default Swaps
▪	___per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	___ per security on the First ___ Securities
▪	___per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	___per Foreign Equity Security per Month
▪	___ per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	___per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	___ for the first fund (subject to Board approval)
▪	___for each additional fund (subject to change based on Board review and approval)
▪	___per sub-advisor per fund

Soundwatch

Amended Exhibit L (continued) to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2016

Third Party Administrative Data Charges (descriptive data for each security)
▪	___ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not required as the fees are not changing; only the Soundwatch Enhanced Income Fund is being added.

Soundwatch